Item 6(a) H



                    CAPITALIZATION AND CAPITALIZATION RATIOS

                                 (IN THOUSANDS)




     The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at September 30, 1999 is as follows:



                                          Actual                 Pro Forma
                                  -------------------      -------------------
                                       Amount     %             Amount     %
                                  -----------   ----       -----------   -----
Long-term debt (1)                $ 7,255,435   59.4       $ 7,268,435   58.4
Notes payable                         823,500    6.7         1,038,500    8.3
Trust preferred
 securities                           200,000    1.6           200,000    1.6
Subsidiary-obligated
 mandatorily redeemable
 preferred securities                 225,000    1.8           225,000    1.8
Preferred stock (2)                   121,741    1.0           121,741    1.0
Common equity                       3,600,114   29.5         3,600,114   28.9
                                   ----------  -----        ----------  -----

        Total                     $12,225,790  100.0       $12,453,790  100.0
                                   ==========  =====        ==========  =====





(1)     Includes securities due within one year of $379,309.
(2)     Includes securities due within one year of $2,500.